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Press Release
For immediate release
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Invesco Ltd. Announces May 31, 2012
Assets Under Management

Invesco Relations Contact:  Jordan Krugman    404-439-4605
Media Relations Contact:    Doug Kidd            404-479-2922

Atlanta, June 11, 2012 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $632.1 billion, a decrease of 5.4% month over month. The decrease was largely the result of negative market returns and unfavorable foreign exchange.  FX decreased AUM by $7.1 billion in the month.   During the month, total net-long term flows were negative, driven largely by Passive outflows from the Powershares DB and Powershares QQQ products as well as a Stable Value client termination reported in Active fixed income.  Total average assets for the quarter through May 31 were $658.0 billion, and average active assets for the quarter through May 31 were $549.5 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
May 31, 2012(a)	$632.1	$273.7	$153.7	$49.4	$71.3(b)	$84.0
April 30, 2012	$668.4	$299.8	$155.5	$51.4	$74.0	$87.7
March 31, 2012	$672.8	$305.2	$155.0	$50.5	$74.5	$87.6
February 29, 2012	$667.6	$300.9	$153.3	$49.7	$75.2	$88.5
Active (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
May 31, 2012(a)	$528.6	$222.7	$119.9	$49.4	$71.3(b)	$65.3
April 30, 2012	$559.1	$244.2	$122.7	$51.4	$74.0	$66.8
March 31, 2012	$560.2	$246.2	$122.5	$50.5	$74.5	$66.5
February 29, 2012	$558.1	$244.8	$121.5	$49.7	$75.2	$66.9
Passive (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
May 31, 2012(a)	$103.5	$51.0	$33.8	$0.0	$0.0	$18.7
April 30, 2012	$109.3	$55.6	$32.8	$0.0	$0.0	$20.9
March 31, 2012	$112.6	$59.0	$32.5	$0.0	$0.0	$21.1
February 29, 2012	$109.5	$56.1	$31.8	$0.0	$0.0	$21.6

(a) Preliminary – subject to adjustment.
(b) Preliminary - ending money market AUM includes $67.2 billion in institutional money market AUM and $4.1 billion in retail money market AUM
(c) Passive AUM includes ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is total AUM less Passive AUM.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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